EXHIBIT 23

[LETTERHEAD OF RYDER SCOTT COMPANY L.P.]

CONSENT OF RYDER SCOTT COMPANY. L.P.

      We consent to the use on the form 10-K of Sterling Gas Drilling Fund 1982 of our reserve report and all schedules, exhibits, and attachments thereto incorporated by reference of Form 10-K and to any reference made to us on Form 10-K as a result of such incorporation.

Very Truly Yours,
/s/ RYDER SCOTT COMPANY. L.P.
RYDER SCOTT COMPANY. L.P.

Denver, Colorado
March 30, 2005